Exhibit 5.1

August 21, 2026

ZeroStack Corp.

2626 Cole Ave, Suite 300

Dallas, TX 75204

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ZeroStack Corp., a Texas corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the offer and sale by certain selling stockholders of 54,609,992 shares of common stock, $0.0001 par value per share, of the Company ("Common Stock"), including (i) 10,028,935 shares of Common Stock issued on March 31, 2026, July 20, 2026, and August 19, 2026, to certain selling stockholders on a private placement basis (the "Private Placement Shares"), (ii) 5,954,743 shares of Common Stock (the "CEO Shares") issued on July 20, 2026, to the Company's Chief Executive Officer upon the exercise of certain pre-funded warrants of the Company, (iii) 2,428,020 shares of Common Stock (the "Option Shares") issuable upon the exercise of stock options of the Company granted on December 19, 2025, and May 5, 2026, to the Company's Chief Executive Officer, Executive Chairman and Chief Financial Officer (the "Options"), and (iv) 36,198,294 shares of Common Stock (the "Pre-Funded Warrant Shares") issuable upon exercise of certain pre-funded warrants of the Company issued on August 19, 2026 (the "Pre-Funded Warrants").

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the Private Placement Shares and the CEO Shares are validly issued, fully paid and non-assessable, (ii) the Option Shares, when issued upon the valid exercise of the Options in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable and (iii) the Pre-Funded Warrant Shares, when issued upon the valid exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Texas Business Organizations Code and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NAA/JDP